SAFE TECHNOLOGIES CLOSES PRO CON MERGER DEAL

PALM BEACH, Fla., April 8, 2002 /PRNewswire/ -- Safe Technologies International, Inc. (OTC Bulletin Board: SFAD - news) issued a statement today.

Michael J Posner, President, announced that the merger of Pro Con Systems, ApS of Copenahgen, Denmark into Internet Commerce, Inc., previously a wholly owned subsidiary of SFAD, was completed on March 27, 2002. Pursuant to the merger agreement, Internet Commerce, Inc., changed its name to Pro Con Systems, Inc., appointed the management team of Pro Con Systems ApS as the officers and directors of Pro Con Systems, Inc., and issued 92,000,000 shares of its common stock to the former shareholders of Pro Con Systems, ApS, representing a 92% ownership interest in the merged company.

Pro Con Systems is in process of preparing a Registration Statement and the related filings in order to establish a public trading market for Pro Con Systems common stock. SFAD has agreed to allocate and distribute 4,000,000 shares of Pro Con Systems common stock to its shareholders, on a pro rata basis.

Pro Con Systems is a leading supplier of travel industry management software whose e-commerce, mid and back office solutions, and neutral ticketing support the travel and related industries. "The vision of Pro Con Systems is to become the world leader in the IT related systems and services to the global travel industry" said Mr. Posner. "The globalization of Pro Con's market is intended to occur primarily through the acquisition of companies that have established market positions outside Pro Con Systems ApS existing markets. Currently, negotiations are underway for acquisitions of two key markets"

In the wake of the loss of air travel revenues for travel industry related companies, Rene Moller and other former senior management of Pro Con A/S reorganized with the formation of a new entity, Pro Con Systems ApS. The reorganization enabled implementation of Pro Con Systems business plan with less debt load and substantially reduced overhead. Pro Con Systems ApS currently consists of Pro Con's former senior management, the customer base of select European airlines accounts and travel agencies, and the Pro TAS product offerings. The Pro Con annual revenues for Y2002 are currently projected to be $8,000,000 US.

"SFAD Management has synergy with the senior management team of Pro Con Systems and belief in their expertise and abilities," said Mr. Posner. "We support them in their efforts to achieve their goal of global expansion, and are pleased that SFAD shareholders will be able to share in the success of Pro Con Systems."

FORWARD LOOKING STATEMENTS: This news release may contain forward looking statements pursuant to the provisions of the Private Securities Litigation Reform Act of 1995, as amended, that may involve risks and uncertainties. These and other risks are described from time to time in the SEC reports filed by Safe Technologies International, Inc.

SOURCE: Safe Technologies International, Inc.
CONTACT: Investor Relations
TEL: 561-832-2700
EMAIL: investor.relations@safetechnologies.com
HTTP://www.safetechnologies.com